Exhibit 6.10

STOCK RESTRICTION AGREEMENT

This Stock Restriction Agreement (the “Agreement”) is made as of September 13, 2013 (the “Effective Date”) by and between HomeUnion Holdings, Inc., a Delaware corporation (the “Company”), and Don Ganguly (the “Stockholder”).

RECITALS

WHEREAS, Stockholder held membership interests in HomeUnion Services, LLC, a Delaware limited liability company (the “LLC”), the predecessor entity to the Company;

WHEREAS, the LLC converted into the Company, and in connection with such conversion, Stockholder’s membership interests were thereupon converted into One Million Five Hundred Thirty-Eight Thousand (1,538,000) shares of Common Stock, par value $0.0001 per share of the Company (the “Shares”); and

WHEREAS, the Company proposes to enter into a sale of shares of its Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) to certain investors on or about the date hereof, and in order to induce such investors to purchase shares of the Company’s Series A Preferred Stock, the Stockholder and the Company recognize that it is necessary and appropriate for the Stockholder to agree to subject the Shares to a repurchase option in favor of the Company in the event of the voluntary or involuntary termination of employment or consulting relationship of the Stockholder with the Company, in each case, as further provided herein.

AGREEMENT

In consideration of the foregoing, the parties hereto agree as follows:

1.             Limitations on Transfer.

(a)           Securities Law. The Stockholder shall not assign, encumber or dispose of any interest in the Shares while the Shares are subject to the Repurchase Option (as defined below). After any Shares have been released from the Repurchase Option, the Stockholder shall not assign, encumber or dispose of any interest in such Shares except in compliance with the provisions below and applicable securities laws. The Stockholder understands that the Shares have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent with respect to the Shares. The Stockholder understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Stockholder must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Stockholder acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Stockholder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Stockholder’s control, and which the Company is under no obligation to and may not be able to satisfy.

(b)           Repurchase Option.

(i)            Subject to Section 1(b)(iv)-(v) below, in the event the Stockholder ceases for any reason (including death or permanent disability) to be a Service Provider, the Company shall upon the date of such termination (the “Termination Date”) have an irrevocable, exclusive option (the “Repurchase Option”) to repurchase all or any portion of the Shares held by the Stockholder as of the Termination Date which have not yet been released from the Company’s Repurchase Option at a price per share [paid by the Stockholder for the Shares] (as adjusted for any stock splits, stock dividends and the like) (the “Repurchase Price”).

(ii)           The Repurchase Option shall be exercised by the Company by written notice at any time within ninety (90) days following the Termination Date to the Stockholder and, at the Company’s option, (A) by delivery to the Stockholder with such notice of a check in the amount of the Repurchase Price for the Shares being repurchased, (B) by cancellation of indebtedness equal to the Repurchase Price for the Shares being repurchased, or (C) by a combination of (A) and (B) so that the combined payment and cancellation of indebtedness equals such Repurchase Price. Upon delivery of such notice and payment of the Repurchase Price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by the Stockholder.

(iii)          All of the Shares shall initially be subject to the Repurchase Option (the “Unvested Shares”), and shall be released from the Repurchase Option as follows: (A) 20% of the total number of Unvested Shares shall be released from the Repurchase Option on the Effective Date of this Agreement; (B) 1.67% of the total number of Unvested Shares shall be released from the Repurchase Option on each monthly anniversary of the Effective Date over a period of twelve (12) months from the Effective Date; and (B) 1.25% of the total number of Unvested Shares shall be released from the Repurchase Option on each monthly anniversary of the Effective Period over a period of forty-eight (48) months from the first anniversary of the Effective Date, such that all the Shares are released from the Repurchase Option on the fifth anniversary of the Effective Date; provided, however, that such releases from the Repurchase Option shall immediately cease as of the Termination Date. Fractional shares shall be rounded to the nearest whole share.

(iv)          Notwithstanding the foregoing, if the Stockholder’s Continuous Service to the Company (or its successor) as a Service Provider ceases as a result of a termination by the Company without Cause (as defined below) or by Stockholder for Good Reason (as defined below) following six (6) months after a Change in Control (as defined below), then, subject to the Stockholder’s execution and delivery (without revocation) to the Company of a binding general release of claims in a form reasonably acceptable to the Company, the Repurchase Option shall immediately terminate with respect to fifty percent (50%) of the remaining Unvested Shares.

(v)           For purposes of this Agreement, the following definitions shall apply:

(I)         “Cause” means (i) Stockholder substantially fails to perform his obligations as a Service Provider of the Company and such failures continue for a period of at least thirty (30) days following the date on which the Company delivers to Stockholder a written notice describing such substantial failure in reasonable detail; (ii) Stockholder’s act or acts of personal dishonesty, gross negligence or willful misconduct in the course of Stockholder’s engagement with the Company as a Service Provider; (iii) act or acts of embezzlement or fraud committed by Stockholder, at Stockholder’s direction, or with Stockholder’s prior personal knowledge; or (vi) Stockholder’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) an offense of moral turpitude; provided, however, that with respect to any Cause termination relying on clause (ii) above, Stockholder will be given not less than ten (10) days’ written notice by the Board of the Company’s intention to terminate Stockholder for Cause, such notice to state in detail the particular act or acts or, failure or failures to act that constitute the grounds on which the proposed termination for Cause is based, and such termination shall be effective at the expiration of such ten (10) day notice period unless only if Stockholder has not fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(II)        “Change in Control,” shall mean: (i) the acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such merger or consolidation hold as a result of holding Company securities prior to such transaction, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity (or the parent of the surviving entity) immediately after such merger or consolidation; (iii) a reverse merger in which the Company is the surviving entity but in which the holders of the outstanding voting securities of the Company immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the Company or of the acquiring entity immediately after such merger; or (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, except for a transaction in which the holders of the outstanding voting securities of the Company immediately prior to such transaction(s) receive as a distribution with respect to securities of the Company, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity immediately after such transaction(s).

(III)       “Continuous Service” means (i) Stockholder’s employment by either the Company or a parent or subsidiary of the Company, or by a successor entity following a Change in Control, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, as applicable; or (ii) so long as Stockholder is engaged as an independent, non-employee consultant.

(IV)        “Good Reason” shall mean, without Stockholder’s prior consent and other than for Cause, (i) a material diminution in Stockholder’s duties, or responsibilities, (ii) a reduction in Stockholder’s base salary, (iii) the failure of the Company to pay any compensation hereunder when due, or (iv) a relocation of Stockholder’s principal place of employment or service by more than twenty-five (25) miles, provided and only if such diminution, reduction or relocation is effected without Stockholder’s written consent; provided, however, no resignation for Good Reason hereunder shall be effective unless Stockholder has provided providing the Company with not less than ten (10) days’ written notice setting forth in reasonable specificity the condition that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such condition, and the Company shall have failed to fully cure the applicable condition within such ten (10) day notice period. Notwithstanding the foregoing, in the event that the Board reasonably believes that Stockholder may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Stockholder from performing his duties hereunder, and in no event shall any such suspension constitute an event pursuant to which Stockholder may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension, and the Company’s Repurchase Option shall continue to lapse with respect to any Unvested Shares in accordance with the provisions set forth in Section 1(a) above.

(V)         “Service Provider” means the Stockholder is rendering Continuous Service to the Company or a parent or subsidiary of the Company.

(c)           Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement, including, insofar as applicable, the Repurchase Option. In the event of any purchase by the Company hereunder where the Shares or interest are held by a transferee, the transferee shall be obligated, if requested by the Company, to transfer the Shares or interest to the Stockholder for consideration equal to the amount to be paid by the Company hereunder. In the event the Repurchase Option is exercised by the Company pursuant to Section 1(a)(ii) hereof, the Company may deem any transferee to have transferred the Shares or interest to the Stockholder prior to their purchase by the Company, and payment of the purchase price by the Company to such transferee shall be deemed to satisfy the Stockholder’s obligation to pay such transferee for such Shares or interest and also to satisfy the Company’s obligation to pay the Stockholder for such Shares or interest. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

(d)           Lock-up Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Stockholder hereby agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters or, if required by such underwriters, such other period of time as is necessary to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(1)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto). The foregoing provisions of this Section 1(f) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the initial public offering are intended third party beneficiaries of this Section 1(d) and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. The Stockholder further agrees to execute such agreements as may be reasonably requested by the underwriters of the Company’s initial public offering that are consistent with this Section 1(d) or that are necessary to give further effect thereto.

2.             Escrow. For purposes of facilitating the enforcement of the provisions of this Agreement, the Stockholder agrees to deliver the certificate(s) for the Shares, together with a Stock Power and Assignment Separate from Certificate in the form attached to this Agreement as Exhibit A (“Stock Power”) executed by the Stockholder, in blank, to the Secretary of the Company, or the Secretary’s designee, to hold such certificate(s) and Stock Power in escrow and to take all such actions as are required in accordance with the terms of this Agreement. The Stockholder hereby acknowledges that the Secretary of the Company, or the Secretary’s designee (“Escrow Holder”), is so appointed with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. The Stockholder agrees that Escrow Holder shall not be liable to any party hereof (or to any other party). The Escrow Holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. The Stockholder agrees that if the Secretary of the Company, or the Secretary’s designee, resigns as Escrow Holder for any or no reason, the Board shall have the power to appoint a successor to serve as Escrow Holder pursuant to the terms of this Agreement. Stockholder agrees that neither the Company nor the Escrow Holder will be liable for any actions or omissions unless the Company or the Escrow Holder (as the case may be) is grossly negligent or intentionally fraudulent in carrying out its duties under this section. The Company and the Escrow Holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may rely on the advice of counsel and obey any order of any court with respect to the transactions contemplated by this Agreement.

3.             Restrictive Legends and Stop-Transfer Orders.

(a)            Legends. The certificate or certificates representing the Shares shall be endorsed with the following legends (as well as any legends required by applicable state and federal corporate and securities laws and the Company’s Bylaws):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

“THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”

(b)           Stop-Transfer Notices. The Stockholder agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(c)           Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

(d)           Removal of Legend. When all of the following events have occurred, the Shares then held by the Stockholder will no longer be subject to the legend referred to in Section 3(a): (i) the expiration or termination of the market standoff provisions of Section 1(g) (and of any agreement entered pursuant to Section 1(g)); and (ii) the expiration or exercise in full of the Repurchase Option. After such time, and upon the Stockholder’s request, a new certificate or certificates representing the Shares not repurchased shall be issued without the legend referred to in Section 3(a), and delivered to the Stockholder; provided, however, that such certificate shall continue to be endorsed by any legend required by applicable state and federal corporate and securities laws or the Company’s Bylaws.

4.             Miscellaneous.

(a)           Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Santa Barbara, California.

(b)           Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(d)           Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(e)           Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by telegram or fax, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below the signature lines of this Agreement or as subsequently modified by written notice.

(f)           Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. This Agreement may also be executed and delivered by facsimile or other electronic delivery of signature.

(g)           Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of the Stockholder under this Agreement may only be assigned with the prior written consent of the Company.

[Signature Page Follows]

The parties have executed this Agreement as of the date first set forth above.

COMPANY

HomeUnion Holdings, Inc.

Signature:	/s/ Ravi Reduchintala

Print Name: Ravi Reduchintala

Title: President and Chief Operating Officer

Address: 2 Park Plaza, Suite 770
Irvine, California 92614

THE STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE, VESTING OF SHARES PURSUANT TO SECTION 1 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY. THE STOCKHOLDER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE STOCKHOLDER ANY RIGHT WITH RESPECT TO CONTINUING SERVICE TO THE COMPANY AS AN EMPLOYEE OR CONSULTANT, NOR SHALL IT INTERFERE IN ANY WAY WITH THE STOCKHOLDER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE STOCKHOLDER’S SERVICE AS AN EMPLOYEE OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.

THE STOCKHOLDER:

DON GANGULY

(Signature)

ADDRESS:

15 Ivy Glenn
Irvine CA 92620

The parties have executed this Agreement as of the date first set forth above.

COMPANY

HomeUnion Holdings, Inc.

Signature:

Pring Name: Ravi Reduchintala

Title: President and Chief Operating Officer

Address: 2 Park Plaza, Suite 770
Irvine, California 92614

THE STOCKHOLDER ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO SECTION 1 HEREOF IS EARNED ONLY BY CONTINUING SERVICE AS AN EMPLOYEE OR CONSULTANT AT THE WILL OF THE COMPANY. THE STOCKHOLDER FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON THE STOCKHOLDER ANY RIGHT WITH RESPECT TO CONTINUING SERVICE TO THE COMPANY AS AN EMPLOYEE OR CONSULTANT, NOR SHALL IT INTERFERE IN ANY WAY WITH THE STOCKHOLDER’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE STOCKHOLDER’S SERVICE AS AN EMPLOYEE OR CONSULTANT AT ANY TIME, WITH OR WITHOUT CAUSE.

THE STOCKHOLDER:

DON GANGULY

/s/ Don Ganguly
(Signature)

ADDRESS:

15 Ivy Glenn
Irvine CA 92620

EXHIBIT A

STOCK POWER AND ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED and pursuant to that certain Stock Restriction Agreement between the undersigned (the “Stockholder”) and HomeUnion Holdings, Inc., a Delaware corporation (the “Company”) dated September __, 2013 (the “Agreement”), the Stockholder hereby sells, assigns and transfers unto the Company _____________ shares of the Company’s Common Stock standing in the Stockholder’s name on the books of said corporation represented by Certificate No. _______________ herewith and does hereby irrevocably constitute and appoint _______________________________ to transfer said stock on the books of the Company with full power of substitution in the premises. THIS ASSIGNMENT MAY ONLY BE USED AS AUTHORIZED BY THE AGREEMENT AND THE ATTACHMENTS THERETO.

Dated: ___________________, ______.

Signature:

Don Ganguly

Instruction: Please do not fill in any blanks other than the signature line.